Exhibit 28(h)(1)

ADMINISTRATION AND FUND ACCOUNTING AGREEMENT

THIS ADMINISTRATION AND FUND ACCOUNTING AGREEMENT (the “Agreement”) is made as of this ___ day of ____________, 2017, by and between Fiera Capital Series Trust, a Delaware statutory trust (the “Trust”), and UMB Fund Services, Inc., a Wisconsin corporation, its successors and assigns (the “Administrator”).

WHEREAS, the Trust is an open-end investment company registered under the 1940 Act (as defined below) and is authorized to issue Shares; and

WHEREAS, the Trust and the Administrator desire to enter into an agreement pursuant to which the Administrator shall provide Services (as defined below) to the Trust.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.         Definitions     In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean any individual who is authorized to provide Administrator with Instructions and requests on behalf of the Trust.  Any officer of the Trust shall be considered an Authorized Person (unless such authority is limited in a writing from the Trust and received by Administrator) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Administrator the names of the Authorized Persons from time to time.

“Board” shall mean the Board of Trustees of the Trust.

“By-Laws” shall mean the Trust’s By-Laws, including any amendments made thereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Declaration of Trust” shall mean the Declaration of Trust or other similar operational document of the Trust, as the case may be, as the same may be amended from time to time.

“Fund” shall mean each separate series of Shares offered by the Trust representing interests in a separate portfolio of securities and other assets for which the Trust has appointed Administrator to provide Services under this Agreement as designated on Schedule A hereto as such Schedule may be amended from time to time.  Each investment portfolio shall be referred to as a “Fund” and such investment portfolios shall collectively be referred to as the “Funds.”

“Investment Adviser” shall mean the investment adviser or investment advisers to the Funds and includes all sub-advisers or persons performing similar services.

“Instructions” shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and actually received by Administrator.  Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

“Prospectus” shall mean the current prospectus and statement of additional information with respect to a Fund (including any applicable amendments and supplements thereto) actually received by Administrator from the Trust with respect to which the Trust has indicated a Registration Statement has become effective under the 1933 Act and the 1940 Act.

“Registration Statement” shall mean any registration statement on Form N-1A at any time now or hereafter filed with the Commission with respect to any of the Shares and any amendments and supplements thereto which at any time shall have been or will be filed with the Commission.

“Services” shall mean the administration and fund accounting services described on Schedule B hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule B.

“Shares” shall mean such shares of beneficial interest, or class thereof, of each respective Fund as may be issued from time to time.

“Shareholder” shall mean a record owner of Shares of each respective Fund.

2.         Appointment and Services

(a)           The Trust hereby appoints Administrator as administrator and fund accountant of the Funds and hereby authorizes Administrator to provide Services during the term of this Agreement and on the terms set forth herein. Subject to the control of the Board and utilizing information provided by the Trust and its current and prior agents and service providers, Administrator will provide the Services in accordance with the terms of this Agreement.  Notwithstanding anything herein to the contrary, Administrator shall not be required to provide any Services or information that it believes, in its sole discretion, to represent dishonest, unethical or illegal activity.  In no event shall Administrator provide any investment advice or recommendations to any party in connection with its Services hereunder.

(b)           Administrator may from time to time, in its discretion and at its own expense, and in the case of third parties, use its best efforts to provide no less than thirty (30) days’ prior written notice to the Trust before the delegation of any material portion of the Services provided hereunder, appoint one or more other parties to carry out some or all of its responsibilities under this Agreement, provided that Administrator shall remain responsible to the Trust for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Administrator were itself providing such Services.

(c)           Administrator’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Administrator hereunder.  The Services do not include correcting, verifying or addressing any prior actions or inactions of the Trust, any Fund or by any other current or prior agent or service provider.  To the extent Administrator agrees to take such actions, those actions taken shall be deemed part of the Services.

(d)           It is understood that in determining security valuations, Administrator employs one or more pricing services, as directed by the Trust, to determine valuations of portfolio securities for purposes of calculating net asset values of the Funds.  The Trust shall identify to Administrator the pricing service(s) to be utilized.  The Administrator shall price the securities and other holdings of the Funds for which market quotations or prices are available by the use of such pricing service(s).

For those securities where prices are not provided by the pricing service(s) utilized by Administrator, the Trust shall approve, in good faith, the procedures for determining the fair value of the securities.  The Investment Adviser shall determine or obtain the valuation of the securities in accordance with those procedures and shall deliver to Administrator the resulting prices for use in its calculation of net asset values.  When security valuations are so provided, the following provisions will also apply:

(i)           Valued securities are typically complicated financial instruments.  There are many methodologies (including computer-based analytical modeling and individual security valuations) available to generate approximations of the market value of such securities and there is significant professional disagreement about which method is best.  No evaluation method, including those used by Administrator and its suppliers, may consistently generate approximations that correspond to actual “Traded” prices of the securities.

(ii)           Methodologies used to provide the pricing portion of certain data may rely on valuations, however, the Trust acknowledges that there may be errors or defects in the software, databases, or methodologies generating the valuations that may cause resultant valuations to be inappropriate for use in certain applications.

The Trust assumes all responsibility for edit checking, external verification of valuations, and ultimately the appropriateness of using data containing valuations, regardless of any efforts made by Administrator and its suppliers in this regard.

(e)           Subject to the terms of Section 8, and where applicable, the Administrator further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records described in Schedule B which are maintained by Administrator for the Trust.  To the extent required by Rule 31a-3 under the 1940 Act, Administrator hereby agrees that all records which it maintains for the Trust hereunder are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s request.  The Trust and its duly authorized officers, employees and agents shall have access to such books and records at all times during the Administrator’s normal business hours.  Upon the reasonable request of the Trust, copies of any such books and records shall be provided by the Administrator to the Trust or to an Authorized Person, at the Trust’s expenses, including, without limitation, any Fund accounting reports and other Fund documents in the possession of the Administrator for regulatory audits and examinations.

(f)           Any resolution passed by the Board that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by Administrator.

(g)           Nothing in this Agreement shall be deemed to appoint Administrator and its officers, directors and employees as the Trust’s attorney, form an attorney-client relationship or require the provision of legal advice.  The Trust acknowledges that Administrator’s in-house attorneys exclusively represent Administrator and the Trust’s legal counsel will provide independent judgment on the Trust’s behalf.  Because no attorney-client relationship exists between Administrator’s in-house attorneys and the Trust, any information provided to the Administrator’s in-house attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances, notwithstanding the provisions of Section 5.  Administrator represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

3.         Representations and Deliveries

(a)            The Trust shall deliver or cause the following documents to be delivered to Administrator:

(i)            A copy of the Declaration of Trust and By-laws and all amendments thereto, certified by a duly authorized person of the Trust;

(ii)          Copies of the Trust’s Registration Statement, as of the date of this Agreement, together with any applications filed in connection therewith;

(iii)          All other documents, records and information that Administrator may reasonably request in order for Administrator to perform the Services hereunder.

(b)           The Trust represents and warrants to Administrator that:

(i)            It is a statutory trust duly organized and existing under the laws of the State of Delaware; it is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement; and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)           It is duly registered as an open-end investment company under the 1940 Act.

(iii)          A Registration Statement under the 1933 Act will be effective before any Fund will issue Shares and will remain effective during such period as each such Fund is offering Shares for sale.  Additionally, appropriate state securities laws filings will be made before Shares are issued in any jurisdiction and such filings will continue to be made, with respect to Shares of the Funds being offered for sale.

(iv)          It will conduct its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained or will timely obtain all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding on it and no provision of its Declaration of Trust, By-laws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(c)           The Trust shall cause the Trust’s officers and trustees, and shall use reasonable efforts to cause each Fund’s Investment Adviser, legal counsel, independent accountants, transfer agent, custodian, distributor and other service providers and agents, past or present, to cooperate with Administrator and to provide Administrator with such information, documents and communications relating to the Funds and the Trust as necessary and/or appropriate or as requested by Administrator, in order to enable Administrator to perform the Services.  In connection with the performance of the Services, Administrator shall (without investigation or verification) be entitled and is hereby instructed to, rely upon any and all Instructions, communications, information or documents provided to Administrator by a representative of the Funds or by any of the aforementioned persons.  Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party.  Fees charged by such persons shall be an expense of the Trust. Administrator shall not be held to have notice of any change of authority of any trustee, officer, agent, representative or employee of the Trust, Investment Adviser or service provider until receipt of written notice thereof from the Trust.

(d)           The Board and the Investment Adviser have and retain primary responsibility for all compliance matters relating to the Trust and the Funds including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001, the Sarbanes-Oxley Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in the Prospectus.  Administrator’s monitoring and other functions hereunder shall not relieve the Board and the Investment Adviser of their primary day-to-day responsibility for assuring such compliance.  Notwithstanding the foregoing, the Administrator will be responsible for its own compliance with such statutes, rules and regulations insofar as such statutes are applicable to the Services it has agreed to provide hereunder, and will promptly notify the Trust if it becomes aware of any material non-compliance which relates to the Trust.  The Administrator shall provide the Trust with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its compliance and procedures.

(e)           The Trust will notify Administrator of any discrepancy between Administrator and the Trust, including, but not limited to, failing to account for a security position in a Fund’s portfolio, upon the later to occur of: (i) three (3) business days after receipt of any reports rendered by Administrator to the Trust; (ii) three (3) business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three (3) business days after receiving notice from any Shareholder regarding any such discrepancy.

(f)            The Trust agrees that it shall advise Administrator in writing at least thirty (30) days prior to affecting any change in any Prospectus which would increase or alter the duties and obligations of Administrator hereunder, and shall proceed with such change only if it shall have received the written consent of Administrator thereto.

(g)           Administrator represents and warrants to the Trust that:

(i)            It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)           It is conducting, and will continue to conduct, its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(iii)          Administrator shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement.  Upon the Trust’s reasonable request, Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services.

(iv)          Administrator shall exercise reasonable care in the performance of the Services.

(h)           The Administrator shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the Services provided and should provide summaries thereof as reasonably requested by the Trust and provide certifications as to Administrator’s adherence on at least a quarterly basis.

4.         Fees and Expenses

(a)           As compensation for the performance of the Services, the Trust agrees to pay Administrator the fees set forth on Schedule C hereto. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee.  The parties may amend this Agreement to include fees for any additional services requested by the Trust, enhancements to current Services, or to add Funds.  The Trust agrees to pay Administrator’s (as the parties may agree to in writing from time to time) then current rate for Services added to, or for any enhancements to existing Services set forth on, Schedule B after the execution of this Agreement (as the parties may agree to in writing from time to time).  In addition, to the extent that Administrator corrects, verifies or addresses any prior actions or inactions by any Fund or by any prior service provider, Administrator shall be entitled to additional fees as provided in Schedule C.  In the event of any disagreement between this Agreement and Schedule C, the terms of Schedule C shall control.

(b)           For the purpose of determining fees payable to Administrator, net asset value shall be computed in accordance with the Prospectus and resolutions of the Board. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period.  Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.  Should this Agreement be terminated or the Trust or any Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c)           Administrator will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein.  Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Funds, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and trustees; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Prospectuses, statements of additional information, supplements, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing and mailing and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s Shareholders and Trustees; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses.  Expenses incurred for distribution of Shares, including the typesetting, printing, proofing and mailing of Prospectuses for persons who are not Shareholders, will be borne by the Investment Adviser, except for such expenses permitted to be paid by the Fund under a distribution plan adopted in accordance with applicable laws.  Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from the Trust.

(d)           The Trust also agrees to promptly reimburse Administrator for all reasonable out-of-pocket expenses or disbursements incurred by Administrator in connection with the performance of Services under this Agreement.  Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule C hereto.  If reasonably requested by Administrator, out-of-pocket expenses may be payable in advance.  Payment of postage expenses, if prepayment is requested, is due at least seven (7) days prior to the anticipated mail date.  In the event Administrator reasonably requests advance payment, Administrator shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

(e)           The Trust agrees to pay all amounts due hereunder within thirty (30) days of receipt of each invoice (the “Due Date”).  Except as provided in Schedule C, Administrator shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by Administrator).  Administrator may, at its option, arrange to have various service providers submit invoices directly to the Trust for payment of reimbursable out-of-pocket expenses.

(f)            The Trust is aware that its failure to remit to Administrator all amounts due on or before the Due Date will cause Administrator to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges.  Accordingly, in the event that Administrator does not receive any amounts due hereunder by the Due Date, the Trust agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less.  In addition, the Trust shall pay Administrator’s reasonable attorney’s fees and court costs if any amounts due Administrator in the event that an attorney is engaged to assist in the collection of amounts due.  The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Trust’s late payment.  Acceptance of such late charge shall in no event constitute a waiver by Administrator of the Trust’s default or prevent Administrator from exercising any other rights and remedies available to it.

(g)           In the event that any charges are disputed, the Trust shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify the Administrator in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith.  Payment for such disputed charges shall be due on or before the close of the fifth (5th) business day after the day on which Administrator provides documentation which an objective observer would agree reasonably supports any disputed charges (the “Revised Due Date”).  Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(h)           The Trust acknowledges that the fees charged by Administrator under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations of liability in Section 6.  Modifying the allocation of risk from what is stated herein would affect the fees that Administrator charges.  Accordingly, in consideration of those fees, the Trust agrees to the stated allocation of risk.

5.         Confidential Information

(a)           Administrator agrees on behalf of it and its employees to treat all information, books and records provided by the Trust to the Administrator, all information provided by the Trust pertaining to its business or operations, and any records relative to the Shareholders as “Confidential Information.” In particular, the Administrator agrees to treat and maintain as confidential all information pertaining to the investments, ownership, business affairs and financial condition of the Trust in its possession (or anything else designated as confidential).  Administrator agrees that no Confidential Information shall be used or disclosed by it except for the purpose of performing the Services or otherwise to carry out the terms of this Agreement without the express consent of the Trust, except when disclosure is required by any applicable law, rule or regulation to which the Administrator and/or the Trust is subject.  In the case of any such required disclosure, Administrator will endeavor to notify the Trust promptly and to secure instructions from a representative of the Trust in advance of such required disclosure. Records and information which have become known to the public through no wrongful act of Administrator or any of its employees, agents or representatives, and information which was already in the possession of Administrator prior to receipt thereof, shall not be subject to this section.  Any party appointed pursuant to Section 2(b) above shall be required to observe the confidentiality obligations contained herein.

(b)           In connection with Administrator’s provision of the Services, the Trust may have access to and become acquainted with confidential proprietary information of Administrator, including, but not limited to (a) client identities and relationships, compilations of information, records and specifications; (b) data or information that is competitively sensitive material, and not known by the public; (c) confidential or proprietary concepts, documentation, reports, or data; (d) information regarding Administrator’s information security program; and (e) anything designated as confidential (collectively, “Administrator Confidential Information”).  Neither the Trust, the Investment Adviser, nor any of their officers, employees or agents shall disclose any of the Administrator Confidential Information, directly or indirectly, or use the Administrator Confidential Information in any way, for its own benefit or for the benefit of others, either during the term of this Agreement or at any time thereafter, except as required by law, rules or regulations, or as required by the Fund in performing its required operations, or in the course of performing the duties of each party under this Agreement.  The term “Administrator Confidential Information” does not include information that (a) becomes or has been generally available to the public other than as a result of disclosure by the Receiving Party; (b) was available to the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party or any of its affiliates; or (c) independently developed or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its affiliates.  The Fund represents and warrants that it shall take and maintain adequate physical, electronic and procedural safeguards in connection with any use, storage, transmission, duplication or other process involving or derived from the Administrator Confidential Information whether such storage, transmission, duplication or other process is by physical or electronic medium (including use of the Internet).

(c)            The obligations of the parties under Section 5 shall indefinitely survive the termination of this Agreement.

6.         Limitation of Liability

(a)           Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from Administrator’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.  Furthermore, Administrator shall not be liable for: (i) any action taken or omitted to be taken in accordance with or in reliance upon Instructions, communications, data, documents or information (without investigation or verification) received by the Administrator from an officer or representative of the Trust, or from any Authorized Person; (ii) any action taken or omission by a Fund, the Trust, Investment Adviser, any Authorized Person or any past or current service provider, provided the action or omitted action was not directly caused by the Administrator; or, (iii) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Investment Adviser or representatives of the Trust.

(b)           Notwithstanding anything herein to the contrary, Administrator will be excused from its obligation to perform any Service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby.  Administrator will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control.

(c)           In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

(d)           The obligations of the parties under Section 6 shall indefinitely survive the termination of this Agreement.

7.         Indemnification

(a)           The Trust agrees to indemnify and hold harmless Administrator, its employees, agents, officers, directors, shareholders and affiliates (collectively, the “Administrator Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, fees, penalties, reasonable counsel fees and other expenses of every nature and character (“Losses”) which may be asserted against or incurred by any Administrator Indemnified Party or for which any Administrator Indemnified Party may be held liable (a “Claim”), arising out of or in any way relating to:

(i)            any action or omission of Administrator except to the extent a Claim resulted from Administrator’s willful misfeasance, bad faith, or gross negligence in the performance of Services hereunder or from reckless disregard by it of its obligations and duties hereunder;

(ii)           Administrator’s reliance on, implementation of or use of, Instructions, communications, data, documents or information (without investigation or verification) received by Administrator from an officer or representative of the Trust, or from any Authorized Person;

(iii)          any action taken, or omission by, a Fund, the Trust, Investment Adviser, any Authorized Person or any past or current  service provider (not including Administrator, provided the action or omitted action were not directly caused by the Administrator);

(iv)          the Trust’s refusal or failure to comply with the terms of this Agreement, or any Claim that arises out of the Trust’s gross negligence or misconduct or breach of any representation or warranty of the Trust made herein, except to the extent a Claim resulted from Administrator’s willful misfeasance, bad faith, gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder; and

(v)          its reliance on the security valuations without investigation or verification provided by pricing service(s), the Investment Adviser or representatives of the Trust.

(b)           Administrator agrees to indemnify and hold harmless the Trust, its employees, officers, and Board (collectively, the "Fund Indemnified Parties" and together with the Administrator Indemnified Parties, the “Indemnified Parties”) from and against any and all Claims against the Trust Indemnified Parties arising out of or in any way relating to Administrator’s willful misfeasance, bad faith, gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder, except, in each case, to the extent a Claim resulted from the Trust’s willful misfeasance, bad faith, negligence or misconduct or breach of any representation or warranty of the Fund made herein.

(c)           Promptly after receipt by a party of notice of the commencement of an investigation, action, claim or proceeding, the receiving party shall, if a claim for indemnification in respect thereof is made under this section, notify the indemnifying party in writing of the commencement thereof, although the failure to do so shall not prevent recovery by the Indemnified Party. The indemnifying party shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Loss, but if the indemnifying party elects to assume the defense, such defense shall be conducted by counsel chosen by the indemnifying party and approved by Indemnified Party, which approval shall not be unreasonably withheld.  In the event the indemnifying party elects to assume the defense of any such suit and retain such counsel and notifies the Indemnifying Party of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the indemnifying party’s election.  If the indemnifying party does not elect to assume the defense of any such suit, or in case the Indemnified Party does not, in the exercise of reasonable judgment, approve of counsel chosen by the indemnifying party, or in case there is a conflict of interest between the indemnifying party and the Indemnified Party, the indemnifying party will reimburse the Indemnified Party or Parties named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by them.  The indemnification agreement contained in this Section 7 and each party’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party, and shall survive the delivery of any Shares and the termination of this Agreement.  This agreement of indemnity will inure exclusively to the benefit of each Indemnified Party and their estates and successors. The Trust agrees to promptly notify Administrator of the commencement of any litigation or proceedings against the Trust or any of its officers or directors in connection with the issue and sale of any of the Shares.

(d)           The obligations of the parties under this Section 7 shall indefinitely survive the termination of this Agreement.

8.         Term

(a)           This Agreement shall become effective with respect to each Fund listed on Schedule A as of the date hereof and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed.  This Agreement shall continue in effect with respect to each Fund for a four-year period beginning on the date of effectiveness of this Agreement with respect to each Fund (the “Initial Term”).  Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect as to each Fund for successive annual periods (each a “Renewal Term”).

(b)           Notwithstanding the foregoing, either party may terminate this Agreement at the end of the Initial Term or at the end of any successive Renewal Term (the “Termination Date”) by giving the other party a written notice not less than ninety (90) days’ prior to the end of the respective term.  Furthermore, either party may terminate this Agreement, and the relevant party (or its affiliate which has entered into such agreement) may also terminate (i) the Transfer Agency Agreement between the Trust and UMB Fund Services, Inc., and (ii) the Custody Agreement between the Trust and UMB Bank, N.A., immediately upon the breach by the other party of any material term of this Agreement (if such breach is not cured within thirty (30) days of notice of such breach to the breaching party) (a “Material Breach”).  In the event this Agreement is terminated by the Trust (i.e., and not as a result of a merger, liquidation or deregistration) prior to the end of the Initial Term or any subsequent Renewal Term, other than in connection with Transfer Agent’s Material Breach as provided for herein, the Trust shall be obligated to pay Transfer Agent $[       ](the “Liquidated Damages”).   In the event this Agreement is terminated by the Fund prior to the end of the Initial Term other than in connection with Administrator’s Material Breach as provided for herein, then the Fund shall also be obligated to pay to Administrator, in addition to the Liquidated Damages, if applicable, the amount of any fees previously waived in accordance with Schedule C.  Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation, merger or acquisition of a Fund or the Trust, Administrator shall deliver the records of the Trust to the Trust or its successor service provider at the expense of the Trust in a form that is consistent with Administrator’s applicable license agreements, and thereafter the Trust or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Trust shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, including all reasonable trailing expenses incurred by Administrator.  In addition, in the event of termination of this Agreement, or the proposed liquidation, merger or acquisition of the Trust or a Fund(s), and Administrator’s agreement to provide additional Services in connection therewith, Administrator shall provide such Services and be entitled to such compensation as the parties may mutually agree.  Administrator shall not reduce the level of service provided to the Trust prior to termination following notice of termination by the Trust.

9.         Power of Attorney

The Trust hereby grants to Administrator the limited power of attorney on behalf of the Funds to sign Blue Sky forms and related documents in connection with the performance of Services under this Agreement.

10.       Miscellaneous

(a)           Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when received by the other party as set forth below.  Such notices shall be sent  to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to Administrator:	UMB Fund Services, Inc.
235 W. Galena St.
Milwaukee, Wisconsin 53212
Attention: General Counsel

If to the Trust:	Fiera Capital Series Trust
c/o Fiera Capital Inc.
375 Park Avenue, 8th Floor
New York, NY 10152
	Attention:	_____________

If notice is sent by electronic delivery or facsimile, it shall be deemed to have been given immediately (contingent upon confirmed receipt by the intended recipient).  If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed.  If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

(b)           Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

(c)           This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws.  To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder.  Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(d)           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(e)           The services of Administrator hereunder are not deemed to be exclusive.  Administrator may render administration and fund accounting services and any other services to others, including other investment companies.

(f)            The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(g)           This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the trustees, officers or Shareholders individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund.  All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.  The Fund’s Certificate of Trust is on file with the Secretary of State of Delaware.

(h)           This Agreement and the Schedules incorporated herein constitute the full and complete understanding and agreement of Administrator and the Trust and supersedes all prior negotiations, understandings and agreements with respect to fund accounting and administration services.

(i)            Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

(j)            Administrator shall retain all right, title and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by Administrator in connection with the Services provided by Administrator to the Trust hereunder.

(k)           This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns.  This Agreement shall not be assignable by either party without the written consent of the other party, provided, however, that Administrator may, in its sole discretion and upon advance written notice to the Trust, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary or to the purchaser of substantially all of its business.

(l)             The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the Trust.

(m)           The effectiveness of this Agreement is subject to the condition that the Fund’s Board, including a majority of the members of the Board who are not “interested persons,” as defined by the 1940 Act, as amended, of the Trust, subsequently approves, or ratifies the entering into of, the Agreement.  The Trust shall promptly notify Administrator, in writing, of such approval or ratification.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day, month and year first above written.

FIERA CAPITAL SERIES TRUST
(the “Trust”)

By:

Title:

Date:

UMB FUND SERVICES, INC.
(“Administrator”)

By:

Title:

Date:

Schedule A
to the
Administration and Fund Accounting Agreement
by and between
Fiera Capital Series Trust
and
UMB Fund Services, Inc.

NAMES OF FUNDS

Fiera Capital Global Equity Focused Fund

Schedule B
to the
Administration and Fund Accounting Agreement
by and between
Fiera Capital Series Trust
and
UMB Fund Services, Inc.

SERVICES

Fund Accounting

Subject to the control of, and utilizing information provided by the Trust, Investment Adviser, and the Trust’s agents, the Administrator will provide the following services:

Fund Accounting

1.	Cash Processing:

a.	Provide the Investment Adviser, sub-adviser(s), and/or delegate with a daily report of cash and projected cash;

b.	Maintain cash and position reconciliations with custodian(s) and prime brokers.

2.	Investment Accounting and Securities Processing:

a.	Maintain daily portfolio records for each Fund, using security information provided by the Investment Adviser or sub-adviser(s);

b.	On a daily basis, process non-discretionary corporate action activity and discretionary corporate action activity upon receipt of instructions from the Investment Adviser;

c.	On each day a net asset value is calculated, record the prices for every portfolio position using sources approved by the Board of Trustees;

d.
On each business day, record interest and dividend accruals, on a book basis, for the portfolio securities held in each Fund and calculate and record the gross earnings on investments for that day.  Account for daily or periodic distributions of income to shareholders and maintain undistributed income balances each day;

e.
On each business day, determine gains and losses on portfolio securities sales on a book basis.  Account for periodic distributions of gains to shareholders of each Fund and maintain undistributed gain or loss balance as of each day;

f.	Provide the Investment Adviser with standard daily/periodic portfolio reports for each Fund as mutually agreed upon.

3.	General Ledger Accounting and Reconciliation:

a.
On each business day, calculate the amount of expense accruals according to the methodology, rates or dollar amounts provided by the Investment Adviser or the Funds’ Administrator.  Account for expenditures and maintain accrual balances at a level of accounting detail specified by the Investment Adviser;

b.
Account for purchases, sales, exchanges, transfers, reinvested distributions, and other activity related to the shares of each Fund as reported by the Funds’ transfer agent.  Reconcile activity to the transfer agency records;

c.	Review outstanding trade, income, or reclaim receivable/payable balances with the appropriate party;

d.	Maintain and keep current all books and records of the Funds as required by Section 31 of the 1940 Act, and the rules thereunder, in connection with the Fund Accountant’s duties hereunder.

4.	Compute NAV in accordance with Fund procedures:

a.	Calculate the net asset value per share and other per-share amounts on the basis of shares outstanding reported by the Funds’ transfer agent.

b.	Issue daily reports detailing per share information of each Fund to such persons (including transfer agent, NASDAQ and other reporting agencies) as directed by the Investment Adviser.

Tax Administration

Subject to the control of, and utilizing information provided by the Trust, Investment Adviser, and the Trust’s agents, the Administrator will provide the following services:

Tax Administration

1.
Prepare tax work schedules for both excise tax and income tax provision purposes, calculating dividend and capital gains distributions subject to review and approval by the Trust’s officers and their independent accountants.

2.	Review any complex corporate actions prepared by fund accounting for unique tax issues.

3.	Include the appropriate tax adjustment for wash sales, identified by third-party services, for inclusion in financial information, distributions and tax returns.

4.
Include the appropriate tax adjustments for Passive Foreign Investment Company (PFIC) holdings, identified by third-party services and/or provided by the Investment Adviser, in tax work schedules.  Assist the Investment Adviser in determining either the marked-to-market or Qualified Electing Fund (QEF) election. If the QEF election is chosen, the Investment Adviser will work with the underlying PFIC to procure and provide the required QEF Statement to the Fund, as well as an estimate for the excise tax calculation and the distribution.

5.	Prepare for review by the Fund’s independent accountants the financial statement book/tax differences (e.g., capital accounts) and footnote disclosures.

6.	Assist the Funds in monitoring and maintaining documentation associated with ASC 740-10 (Financial Interpretation Number 48 Accounting for Uncertainty in Income Taxes).

7.
Assist the Fund’s independent accountants in the preparation and filing, for execution by the Fund’s officers, of all federal income and excise tax returns and the Trust’s state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Fund’s custodian or transfer agent, subject to review, approval and signature by the Trust’s officers and the Funds’ independent accountants.

8.	Prepare analysis in determining qualified dividend income amounts for notification to shareholders and prepare ICI Primary and Secondary Layouts for shareholder reporting.

9.	Prepare Forms 1099-MISC, Miscellaneous Income for board members and other required Fund vendors.

10.
If the Fund is considered to be a non-publicly offered RIC, calculate the affected RIC expenses to be allocated to each affect investor and assist the transfer agent with including the information in a statement to the shareholder.

 Fund Administration

Subject to the control of, and utilizing information provided by the Trust, Investment Adviser, and the Trust’s agents, the Administrator will provide the following services:

1.	General Fund Management:

a.
Provide appropriate personnel, office facilities, information technology, record keeping and other resources as necessary for the Administrator to perform its duties and responsibilities under this agreement;

b.	Act as liaison among all Fund service providers.

2.	Board activities:

Coordinate Board activities by:

a.	Assist in establishing meeting agendas with the Investment Adviser, legal counsel and/or Board as requested by the Fund;

b.
Prepare Board reports based on financial and administrative data as requested by the Board.  Coordinate the preparation, assembly, and mailing of board books in hard copy or electronic (PDF) format for quarterly Board meetings;

c.
Attend quarterly Board meetings (or other special Board meetings, as reasonably requested), either in-person or telephonically, and prepare a first draft of the meeting minutes, as requested by the Board.

3.	Financial Reporting and Audits:

a.
Prepare quarterly, semi-annual and annual schedules and financial statements including schedule of investments and the related statements of operations, assets and liabilities, changes in net assets and cash flow (if required), and financial highlights to each financial statement;

b.	Draft footnotes to financial statements for approval by the Funds’ officers and independent accountants;

c.	Provide facilities, information and personnel as necessary to accommodate annual audits by the Funds’ independent accountants or examinations by the SEC or other regulatory authorities.

4.	Compliance:

a.
On at least a quarterly basis, assist the Investment Adviser in monitoring compliance with (i) investment restrictions described in each Fund’s registration statement, (ii) Commission diversification requirements, as applicable, (iii) each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, specifically asset diversification requirements, qualifying income requirements, and distribution requirements.

5.	Expenses:

a.	Prepare annual Fund level and class level budgets and update on a periodic basis;

b.	Coordinate the payment of expenses;

c.	Establish accruals and provide to the Funds’ fund accountant;

d.	Provide expense summary reporting as reasonably requested by the Fund.

6.	Filings:

a.	Provide the following for Form N-1A filings and required updates:

i.	Preparation of expense table;

ii.	Provide performance information;

iii.	Preparation of shareholder expense transaction and annual fund operating expense examples; and

iv.	Investment Advisor and trustee fee data.

b.	File Form N-PX based on information provided by the Investment Adviser or its delegate;

c.	Assist in compiling exhibits and disclosures for Form N-CSR and file when approved by the principal officers of the Trust;

d.	Compile data, prepare timely notices and file with the Commission pursuant to Rule 24f-2 and Form N-SAR;

e.
Prepare and file with the Commission Form N-Q and such other Commission reporting forms as may be adopted by the Commission applicable to the administration of the Trust and its reporting to Shareholders and/or the Commission;

f.	File Rule 17g-1 fidelity bond with the Commission when received from the Funds or broker.

7.	Other:

a.	Calculate dividend and capital gain distributions, subject to review and approval by the Funds’ officers and independent accountants;

b.	Calculate standard performance, as defined by Rule 482 of the 1933 Act, as requested by the Funds;

c.	Report performance and other portfolio information to outside reporting agencies as directed by the Investment Adviser;

d.	Assist in securing and monitoring the directors and officers liability coverage and fidelity bond for the Funds;

e.
Prepare and file state securities qualification/notice compliance filings, with the advice of the Trust’s legal counsel, upon and in accordance with instructions from the Trust, which instructions will include the states to qualify in, the amount of shares to initially and subsequently qualify and the warning threshold to be maintained; promptly prepare an amendment to a Fund’s notice permit to increase the offering amount as necessary;

f.	Provide periodic updates on recent accounting, tax and regulatory events affecting the Funds and/or Investment Adviser;

g.	Assist the Funds during Commission audits, including providing applicable documents from the SEC’s document request list;

h.	Maintain a regulatory compliance calendar (initially provided by the Fund’s CCO) listing various Board approval and Commission filing dates.